Exhibit 99.1

Benihana Inc. Updates Earnings Guidance for Fiscal Second Quarter of 2007

   Earnings will be Released on November 22, 2006 Before the Market
                                 Opens

                     Conference Call at 8:00 AM ET


    MIAMI--(BUSINESS WIRE)--Nov. 17, 2006--Benihana Inc. (NASDAQ:
BNHNA and BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today updated its earnings guidance for the fiscal second quarter of 2007. Based on preliminary results, the Company now expects to earn $0.22-$0.23 per diluted share, versus previously communicated guidance of $0.26-$0.28 per diluted share.

    The expected earnings shortfall is due to delays in reopening Benihana teppanyaki locations in Sacramento, California and Cherry Hill, New Jersey, as well as the delayed inaugural opening of the new Benihana teppanyaki restaurant in Coral Gables, Florida. In addition, the Benihana teppanyaki unit in Miami Beach, Florida was temporarily closed during the quarter due to a kitchen fire. Although the former three restaurants are now fully operational, the Miami Beach location is currently undergoing extensive renovations and will be given a contemporary Japanese look and feel as part of the rejuvenation program.

    The total negative impact of these unanticipated closures is currently estimated at approximately $0.04 in diluted earnings per share for the fiscal second quarter of 2007.

    The Company will hold a conference call to discuss its fiscal second quarter 2007 results on Wednesday, November 22, 2006 at 8:00 a.m. ET. A press release announcing the financial results will be issued before the market open on the same day.

    The conference call can be accessed live over the phone by dialing 1-800-819-9193, or for international callers, 1-913-981-4911. A replay will be available one hour after the call through November 29, 2006 and can be accessed by dialing 1-888-203-1112, or for international callers, 1-719-457-0820; the conference ID is 7942975. The call will also be webcast live from the Company's Web site at www.benihana.com under the investor relations section.

    About Benihana

    Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 79 restaurants nationwide, including 59 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and thirteen RA Sushi Bar restaurants. Under development at present are seven restaurants - two Benihana teppanyaki restaurants, one Haru restaurant, and four RA Sushi restaurants. In addition, 17 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

    Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

    CONTACT: Benihana Inc.
             Joel A. Schwartz or Michael R. Burris, 305-593-0770 or
             Integrated Corporate Relations:
             Tom Ryan / Raphael Gross, 203-682-8200